Exhibit 99.1

CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Atkins + Associates Phone: (858) 527-3486

Genetronics Announces Name Change to Inovio Biomedical Corporation

SAN DIEGO, CA – April 4, 2005 – Genetronics Biomedical Corporation (AMEX: GEB), which is developing oncology and other therapies using electroporation to deliver drugs and nucleic acids, announced today that it has changed its corporate name to Inovio Biomedical Corporation by filing a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 31, 2005. Effective April 4, 2005, Genetronics’ American Stock Exchange ticker symbol will change from “GEB” to “INO.”

“This name change symbolizes the completion of the transformation of our management, financial position, and commercialization strategy,” said Avtar Dhillon, MD, president and chief executive officer. “Inovio is well positioned for growth as we progress on our clinical development and advance toward commercialization.”

Holders of stock certificates bearing the name “Genetronics Biomedical Corporation” may continue to hold them and will not be required to exchange them for new certificates or take any other action. The CUSIP number for the company’s common stock will change to 45773H 10 2. Genetronics’ wholly-owned subsidiary, Genetronics, Inc., intends to change its corporate name to Inovio, Inc. in the near future.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for recurrent head and neck cancer, and a Phase I pancreatic cancer trial. Merck, Vical, Chiron, the U.S. Navy, and other partners are employing Inovio’s electroporation technology, which enhances local delivery and cellular uptake of useful biopharmaceuticals, in their development of novel DNA vaccines and gene therapies. Inovio is a leader in electroporation, with 57 US and 125 corresponding foreign issued patents, plus numerous pending patents in the US and abroad. More information can be obtained at www.inovio.com.

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This press release contains certain forward-looking statements relating to Inovio’s plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Inovio’s expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Inovio’s technology by potential corporate partners, capital market conditions, and other factors set forth in the Inovio’s Annual Report on Form 10-K for the 12-month period ended December 31, 2004, and other regulatory filings. There can be no assurance that any product in the Inovio product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.